                                                                    EXHIBIT 11.1


                              MASTECH CORPORATION
 CALCULATION OF NET INCOME AND PRO FORMA NET INCOME PER SHARE OF COMMON STOCK
                 (Dollars in thousands, except per share data)


                                                    Nine Months Ended
                                                      September 30,
                                                    -----------------
                                                          1997
                                                    -----------------
Weighted average common shares..................        21,655,482
Dilutive effect of stock options................           199,254
                                                       -----------
Total weighted average shares...................        21,854,736
                                                       ===========
Net income......................................       $    10,278
                                                       ===========
Net income per common share.....................       $      0.47
                                                       ===========


                                                                                                                   Nine Months Ended
                                                                       Year ended December 31,                       September 30,
                                                    ------------------------------------------------------------   -----------------
                                                           1994               1995                   1996                1996
                                                      -------------       ------------          --------------      --------------
Weighted average common shares ...................       18,200,000         18,200,000             18,342,200          18,200,000
Dilutive effect of stock issued within one
  year of the offering............................           54,600             54,600                 54,600              54,600
Effect of shares sufficient to replace capital
  in excess of earnings withdrawn as
  dividends.......................................              --                 --                 393,462             410,867
                                                        -----------        -----------            -----------         -----------

Total weighted average shares.....................       18,254,600         18,254,600             18,790,262          18,665,467
                                                        ===========        ===========            ===========         ===========

Pro forma net income..............................      $     6,866        $    11,038            $     3,777         $     6,052
                                                        ===========        ===========            ===========         ===========

Pro forma net income per common share.............      $      0.38        $      0.60            $      0.20         $      0.32
                                                        ===========        ===========            ===========         ===========